Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

APPLIED DIGITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, underlying the Series F Convertible Preferred Stock	457(g)	(1)	13,088,980	(3)	$4.0638	(1)	$53,190,996.9	0.00015310	$8,143.54
Equity	Common Stock, par value $0.001 per share	457(c)	(4)	528,541	(5)	$7.325	(4)	$3,871,562.82	0.00015310	$592.74

Total Offering Amounts								$57,062,559.4		$8,736.28
Total Fee Offsets										-
Net Fee Due										$8,736.28

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, amended (the “Securities Act”). There is no public market for the shares underlying the Series F Convertible Preferred Stock, par value $0.001 per share (the “Serie F Preferred Stock”), being registered hereunder. The proposed maximum aggregate offering price of the shares underlying the Series F Preferred Stock being registered hereunder represents the conversion price of $4.0638 per share of Series F Preferred Stock, as calculated in accordance with the Nasdaq Stock Market Listing Rules.
(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(3)	Consists of 13,088,980 shares of the registrant’s common stock, par value $0.001 per share (“Common Stock”), issuable upon conversion of the 53,191 shares of Series F Convertible Preferred Stock of the Company, par value $0.001 per share, issued to YA II PN, LTD (“YA Fund”) pursuant to and in accordance with the terms and conditions of that certain securities purchase agreement, dated August 29, 2024, between the Company and YA Fund.
(4)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, the proposed maximum offering price per share is the average of the high and low prices reported for the Common Stock quoted on The Nasdaq Global Select Market on October 9, 2024.
(5)	Consists of 528,541 shares of common stock of the Company, par value $0.001 per share, issued to Northland Securities, Inc. as placement agent compensation in connection with that certain Standby Equity Purchase Agreement with YA Fund, dated August 28, 2024, as amended on August 29, 2024.